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                                  YP.NET, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                                   Exhibit 11



                                                  SEPTEMBER 30, 1999
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BASIC EARNINGS PER SHARE:

Common shares outstanding, beginning of period            39,156,853

Effects of reverse merger:
   Reverse Merger Adjustment                             (16,933,096)
                                                 --------------------

Weighted average number of common shares                  22,223,757
                                                 ====================
   outstanding

Net Income                                       $     (4,363,867.00)
                                                 ====================

Earnings Per Share                               $             (0.20)
                                                 ====================


DILUTED EARNINGS PER SHARE: (NOTE 1)

Common shares outstanding, beginning of period            39,156,853


Effects of reverse merger:
   Reverse Merger Adjustment                             (16,933,069)

Weighted average number of common shares and
   common equivalent shares outstanding                   22,223,784
                                                 ====================

Net Income                                       $     (4,363,687.00)
                                                 ====================

Earnings Per Share                               $             (0.20)
                                                 ====================
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